EXHIBIT 99.1 - AGREEMENT PURSUANT TO RULE 13d-1(k)(1)(iii) CONCERNING JOINT SCHEDULE 13G FILING

The undersigned each agree, in connection with their beneficial ownership of Class A Common Stock of Braze, Inc. (CUSIP 10576N102), (i) that a Schedule 13G shall be filed jointly by them pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), together with any amendments to the Schedule 13G that from time to time may be required; and (ii) that the Schedule 13G and any such amendments are filed on behalf of each of them. The undersigned acknowledge their respective responsibilities as set forth in Rule 13d-1(k)(1) promulgated under the Exchange Act.

This Agreement may be executed in counterparts.

Date: February 13, 2025

MCG7 CAPITAL INC.

By:	/s/ Jacob Horowitz
Name: Jacob Horowitz
Title: Director

BINDER CLIP HOLDINGS LLC

By:	/s/ Jacob Horowitz
Name: Jacob Horowitz
Title: Manager

APPBOY BH LLC

By:	/s/ Jacob Horowitz
Name: Jacob Horowitz
Title: Manager